Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this amended Registration Statement on Form S-1 of our report dated April 12, 2012, relating to the December 31, 2011 consolidated financial statements of Keyuan Petrochemicals, Inc. and subsidiaries, which expresses an unqualified opinion and includes explanatory paragraphs that relate to unusually important events that occurred in 2011, and significant transactions and relationships with related parties and certain other parties,  and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado
September 25, 2012